UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2025

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+45 3131 5941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David Kowalczyk as Chief Financial Officer and Chief Operating Officer

On January 27, 2025, the board of directors (the “Board”) of Liqtech International, Inc. a Nevada corporation (the “Company”) appointed David Kowalczyk as Chief Financial Officer and Chief Operating Officer of the Company, effective March 1, 2025.  Mr. Kowalczyk, age 47, served as an Equity Analyst at Nordea Securities (2000-2003) and an Auditor and Consultant at PricewaterhouseCoopers (2003-2007). Additionally, Mr. Kowalczyk served as Group Financial Planning Manager (2007-2009), Enzyme Business Finance Manager (2009-2011), Head of Biopharma Financial Planning and Analysis (2011-2013), Finance Senior Manager of Supply Operations Europe Middle East & Africa and HQ (2013) and Business Finance Director of Business Operations (2013-2016) of Novozymes, a global company that develops and provides biosolutions for various industries. He also served as Vice President and Member of Group Management at Flügger (2016-2018), Chief Financial Officer at Globus Wine (2018-2020), and as the Vice President of Business Finance and Systems at Hempel (2020-2024).

Mr. Kowalczyk holds a Bachelor of Science in Economics and Business Administration, a Master of Science in Accounting and Auditing, and a Master of Science in Finance and Investments from Copenhagen Business School. He is a seasoned finance leader with over two decades of professional experience across various industries and ownership structures. His educational background, combined with his extensive industry experience, particularly in technology/R&D-driven companies, positions him as a valuable asset to any organization.

In connection with his appointment as Chief Financial Officer and Chief Operating Officer, the Company (through its wholly owned Danish subsidiary) and Mr. Kowalczyk entered into a Service Agreement, effective March 1, 2025 (the “Service Agreement”), pursuant to which Mr. Kowalczyk will receive (i) an annual base salary of DKK 2,000,000 (approximately $280,000), subject to adjustment each February starting in February 2026; (ii) a discretionary annual performance bonus of up to 60% of his annual base salary; and (iii) a pension contribution by LiqTech Holding A/S of up to 10% of his annual base salary. Mr. Kowalczyk is entitled to participate in the Company’s RSU-based share program, under which he may receive restricted stock unit awards valued up to 60% of his annual base salary. Mr. Kowalczyk is also eligible to participate in the Company’s other benefit programs on the same basis as the Company’s officers, including up to six weeks paid time off per year.

The foregoing descriptions of the Service Agreement is not complete and is in summary form only and is qualified in their entirety by reference to the full text of the Service Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Kowalczyk does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Phillip Massie Price to Step Down as Interim Chief Financial Officer

On January 30, 2025, Phillip Massie Price and the Company mutually agreed that Mr. Price shall step down as Interim Chief Financial Officer of the Company, effective as of March 1, 2025, in connection with the appointment of Mr. Kowalczyk as Chief Financial Officer and Chief Operating Officer. Mr. Price will remain as principal financial officer until April 30, 2025, at which time Mr Price will separate from his service with the Company. The Company has agreed to provide Mr. Price as severance: (i) seven (7) months’ salary of DKK 700,000 (approximately $98,000); (ii) a retention bonus of $25,000 for the timely completion and submission of the Company’s Annual Report on Form 10-K; and (iii) the accelerated vesting of 8,019 unvested restricted stock units granted to Mr. Price under the Company’s Long-Term Incentive Program (“LTIP”) for 2024, which will now vest on May 1, 2025. Mr. Price will not participate in the LTIP or the Company’s Short-Term Incentive Program for 2025.

Mr. Price’s resignation is not a result of any disagreement between himself and the Company, its management, the Board or any committee of the Board. The Company appreciates Mr. Price’s diligent service as Interim Chief Financial Officer and wishes him success in any future endeavors.

Item 7.01. Regulation FD Disclosure.

On January 31, 2025, the Company issued a press release announcing the foregoing, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Service Agreement between Liqtech Holding A/S and David Kowalczyk, dated January 27, 2025.
99.1	Press Release, dated January 31, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: January 31, 2025	/s/Fei Chen
Fei Chen
Chief Executive Officer